EXHIBIT 99.1 NEWS RELEASE APG: TSX AGT: AMEX

APOLLO GOLD REPORTS
THIRD QUARTER 2004 RESULTS

Denver, Colorado November 12, 2004 - Apollo Gold Corporation (“Apollo” or the “Company”) (APG:TSX, AGT:AMEX) today announced results for its third quarter ended September 30, 2004. The Company reported a net loss of $6.1 million or $0.08 per undiluted share for the third quarter 2004 compared to the net gain of $0.4 million or $0.01 per undiluted share for the third quarter 2003. The year to date 2004 net loss is $14.0 million ($0.18 per undiluted share) compared to a $2.5 million ($0.05 per undiluted share) net loss for the equivalent period in 2003.

Third Quarter Highlights
(All dollar figures in this press release are expressed in United States dollars.)

•	Production of 19,787 ounces of gold at a total cash cost of $465 per ounce.

•	Construction of the Standard Mine (Nevada) is substantially complete with production of gold scheduled for the last quarter 2004.

•	At Black Fox, total core drilling surpassed 0.5 million feet. A total of 602 holes have been drilled and completed. A feasibility study will be commenced and completion is expected by the end of the second quarter of 2005.

•	At Montana Tunnels, the mill modifications are complete. For the quarter 1.5 million tons were processed or 16,400 tons per day. The stripping program is progressing well and will continue through the fourth quarter. However reserve grade ores are expected to be encountered by the third week in November.

•	Florida Canyon employees have worked over one year without a lost time accident.

In addition to the third quarter highlights the Company raised net proceeds of US $8.6 million in the fourth quarter through two private placement financings. As previously announced a bridge financing of US $3.0 million was completed in October and an additional special note and special warrant financing was completed in November raising gross proceeds of US $10.5 million.

R. David Russell, President and CEO of the Company said “The third quarter loss, while an improvement over the previous quarter, was as we expected. We have slowed down the mining at Florida Canyon in an effort to concentrate on getting the remaining ounces off the leach pad and conserving cash. We now see the leaching at Florida Canyon beginning to pick up and we are expecting good ounce flows throughout the fourth quarter of this year. He continued, “The Montana Tunnels mine is continuing to operate in transition due to the lack of reserve grade ore. However, I am pleased to report that the mill modifications at Montana Tunnels have all been completed, we processed in excess of 1.5 million tons in the third quarter and we are looking forward to this improved throughput assisting as we hit the ore grade material expected late in the fourth quarter of this year. The stripping program will continue through the fourth quarter at which time I expect the ore grades to improve. Because of the milling of lower grade materials our cash cost per ounce has increased substantially. However, I expect this situation will turn around in the fourth quarter of this year.”

Mr. Russell continued, “At our Black Fox project the drilling is currently on hold as we update our geologic model. We now have over one half a million feet of core drilling on the site. With a data base of 602 completed holes we hope to get the project through the feasibility stage within the next few months. I am happy to report that construction at the Standard Mine is substantially complete and it is on time and on budget. I expect the first production of gold from Standard late in the fourth quarter of 2004.”

He concluded, “In summary we had a difficult third quarter but we believe we are turning the corner as our development projects are being completed. We have spent much of our recent efforts on fundraising. In the fourth quarter we completed a privately purchased bridge loan facility and just recently completed the private placement of special notes and special warrants. Because of this and in order to avoid further dilution to our shareholders, the Company closed off the over allotment portion of the fundraising.

As our operating properties turn around and we get a handle on the exciting deposit at Black Fox, I believe that all Apollo shareholders will see positive developments in the near future.”

Apollo Gold Corporation
Consolidated Financial Results Summary
(All Dollars in US, 000's unless otherwise stated)

	Three Months Ended		Nine Months Ended
	Sept 04	Sept 03	Sept 04	Sept 03
Net Earnings/Loss	($6,116)	$383	($14,037)	($2,456)
Operating cash Flow, before working Capital (1)	($1,902)	$3,568	(2,490)	$8,373

Net Loss per share undiluted	($0.08)	$0.01	($0.18)	($0.05)
Net Loss per share diluted	($0.07)	$0.00	($0.16)	($0.03)

Operating cash flow per share - undiluted	($0.02)	$0.07	($0.03)	$0.17
Operating cash flow per share - diluted	($0.02)	$0.04	($0.03)	$0.10

Undiluted shares (Average)	79,617	49,843	77,924	48,481
Diluted shares at end of quarter	87,607	85,448	87,607	85,448

Gold ounces sold	19,787	42,695	77,302	107,604
Total cash costs per ounce (2)	$465	$277	$403	$275

Average realized gold price per ounce	$369	$360	$371	$353
Gold spot price per ounce (US$/oz)(3)	$401	$363	$401	$353

(1) Mining revenues less direct operating costs plus royalty expense
(2) Total cash cost is non-GAAP measure, defined below
(3) Average gold price as per London PM fix

Revenues for the third quarter 2004 were $12.7 million compared with revenues for third quarter 2003 of $20.1 million. Direct cost of sales for the quarter were $14.6 million (2003 third quarter $16.5 million) giving a net loss before depreciation and other costs of( $1.9) million for the third quarter compared with a gain of $3.6 million for the same period in 2003. For the current quarter Florida Canyon contributed $0.8 million and Montana Tunnels $1.1 million to the quarterly loss. Depreciation, amortization and accretion in the quarter was $2.1 million compared to $1.8 for the 2003 third quarter, corporate expenses of $1.6 million, compared to $1.4 million and exploration expenses of $0.5 million, (2003 third quarter$0.0 million), giving the overall loss for the third quarter 2004 of $6.1 million, compared to a 2003 third quarter gain of $0.4 million.

Gold Sales and Production Costs

During the third quarter and the first nine months of the year, Apollo achieved an average realized price per ounce of gold as follows:

	Three Months Ended		Nine Months Ended
	Sept 04	Sept 03	Sept 04	Sept 03
Average Sales Price per ounce	$401	$363	$401	$353
Loss on hedge position	($32)	(3)	($30)
Average realized price per ounce sold	$369	$360	$371	$353

Total Production costs per ounce
Cash operating costs	$442	$263	$383	$262
Royalties and mining taxes	$23	$14	$20	$13
Total Cash Costs	$465	$277	$403	$275
Depreciation, Amortization, accretion	$63	$33	$49	$39
Total Production Costs	$528	$310	$452	$314

Cash operating costs, total cash costs and total production costs are non - GAAP measures and are calculated in accordance with gold industry guidelines and used by management to assess performance of individual operations as well as a comparison to other gold producers.

The term “cash operating costs” is used on a per ounce of gold basis. Cash operating costs per ounce is equivalent to direct operating expense, less production royalties, mining taxes and by-product credits for payable silver, lead and zinc. We have included cash operating costs information to provide investors with information about the cost structure of our mining operations.

The term “total cash costs” is cash operating costs plus production royalties and mining taxes.

The term “total production costs” includes total cash costs plus depreciation and amortization.

OPERATIONAL REVIEW

Gold production for the quarter was 19,787 ounces compared to 42,695 ounces in the same period 2003. Total cash costs for the three months ending Sept 30, 2004 were $465 per ounce, compared to $277 per ounce in the third quarter 2003. Year to date 2004 total cash costs were $403 per ounce compared to $275 per ounce for the equivalent period 2003.

Florida Canyon - Nevada

Gold production at Florida Canyon was 14,820 ounces in the third quarter of 2004 at a total cash cost of $406 per ounce compared to 26,158 ounces at $289 per ounce in the same period 2003. Total tons mined in the quarter were 4,236,000 tons, of which 683,617 tons was ore and 1,021,034 tons run of mine (ROM) low grade. Gold delivered to the leach pad for the quarter totaled 27,268 ounces which was about 20% lower than anticipated due to changes in the mine plan. Mining costs per ton for the third quarter were as planned at $0.92. Although the final environmental assessment for the leach pad expansion was approved by the Bureau of Land Management and the permit to go ahead with construction has been issued, the Company has decided to delay its decision about construction until next year. Florida Canyon is now forecast to produce approximately 18,000 ounces of gold during the fourth quarter which would bring the annual total to 74,000 for 2004 at an average total cash cost per ounce of $345.

Production - Florida Canyon

	3rd Qtr 2004	3rd Qtr 2003
Gold produced (oz)	14,820	26,158
Total cash costs (US$/oz)	$406	$289
Total production cost (US$/oz)	$447	$322

Montana Tunnels - Montana

The high total cash costs in the third quarter were a direct result of the lack of reserve grade ore available to the mill because the stripping program was behind schedule. Gold production at Montana Tunnels was 4,967 ounces in the third quarter of 2004 at a total cash cost of $640 per ounce. This compares to 16,537 ounces produced in the same period of 2003 at a cash cost of $257. Montana Tunnels is in a transition period where it is milling mineralized material that is outside the main ore body and has a much lower grade than the average grade of the ore reserves. It is anticipated that the stripping program will continue through the fourth quarter.

	3rd Qtr 2004	3rd Qtr 2003
Gold produced (oz)	4,967	16,537

Total cash costs (US$/oz)	$640	$257
Total production cost (US$/oz)	$770	$290

In addition to the gold production the mine also produced 3.7 million pounds of zinc, 2.1 million pounds of lead and 425,351 ounces of silver in concentrates.  By-product revenues from these metal sales offset gold production costs.

During the quarter 9,789,823 tons were mined at a cost of $0.66 per ton, of which 1,680,363 tons was ore, with the balance being waste, mainly as part of the capital stripping project on the Southwest side of the pit. The stripping project is scheduled to continue through the fourth quarter 2004. The milling rate for the quarter was 16,400 tons per day which was at budget as the mill upgrades have been installed. At the end of the quarter the crushing capacity was increased to 18,000 tons per day.

Milling production 3rd quarter 2004 and 2003 statistics:

	3rd Qtr 2004	3rd Qtr 2003
Milled tons	1,514,690 tons	1,267,973 tons

Grade Au	0.0059 oz/ton	0.0169 oz/ton
Grade Ag	0.5165 oz/ton	0.2093 oz/ton
Grade Pb	0.0908%	0.2100%
Grade Zn	0.2031%	0.5133%

DEVELOPMENT PROJECTS

Standard Mine - Nevada

The construction permits for this new mine were received in May and construction began immediately. Leach pad construction commenced in June and the liner is 100% installed. The solution collection piping was finished in October and the lime silo is currently 90% complete. October was a busy month as the fresh water system the carbon plant and the fuel farm were all completed. Solutions will be sprayed on the pad and ounces put to carbon by late November. The first gold pours are scheduled for late in the fourth quarter of this year.

Black Fox Project

During the third quarter of 2004 21 surface holes were completed. In the same time period the underground drilling continued and 102 holes were completed with a total of over 29,000 meters drilled.

Year to date 105 surface holes have been completed for a total of 43,000 meters, bringing the total surface drilling to 398 holes and 126,000 meters. 204 underground holes are now complete bringing the total footage to 39,000 meters.

The project to date has 602 completed holes with 165,066 meters of core drilling.

As previously reported: two deep holes in the east end of the structure on section 10725 E were completed through the Destor Porcupine Fault zone and then extended down to intersect the Porcupine Group sediments (base metal / QBX target) . The shallower hole of the two (04BF382) had anomalous gold values in the quartz-breccia zone and some minor base metal mineralization. Hole 04BF389 hit good base metal and gold values. The vertical depth of gold mineralization within the QBX zone, in hole 04BF389, is approximately 2460 feet (750 meters). The Company believes this shows that this structure has considerable potential.

Four shallow holes were drilled to delineate some of the resources just outside of the proposed pit. The remainder of the drilling in the third quarter concentrated on developing reserves along strike and below last year’s drilling.

In general this deposit is continuing along strike in both directions and still has great potential at depth. One of the most important results of this year’s surface drilling is the development of “flow-type” ore shoots between sections 10400 and 10550. This type of gold mineralization is more consistent and thicker than the “green carbonate” mineralization in the upper ore zones.

Huizopa Project - Mexico

Geologic mapping continued this quarter. Another fault system to the west of the two known vein systems has been intersected. The mapping suggests that the faults that host gold-silver mineralization may be more numerous and more continuous than earlier field work would indicate.

In August a new claim was staked and filed. This new claim completely surrounds the old Huizopa land position and expands the Minera de Oro land position to a total of 12,800 hectares or 128 square km.

“The more information we obtain the more confident we are that Huizopa is an excellent exploration play”, said Richard Nanna, Senior Vice President in charge of Exploration and Development.

Liquidity and Financial Resources

Apollo ended the third quarter 2004 with cash, cash equivalents and short term investments of $1.4 million.

The cash from operations for the third quarter 2004 was a negative $3.7 million, mainly as the result of milling low grade ores at Montana Tunnels and lower ounce production at Florida Canyon. Capital spending for the quarter was $6.7 million, of which $3.0 million was attributable to the Black Fox project, $2.5 million was at the new Standard Mine and slightly over 1.1 million went into the mill modifications at Montana Tunnels. Deferred stripping at Montana Tunnels was an additional $4.1 million. A summary of quarterly cash flows is shown below:

$m
Opening cash & investments at June 30, 2004	12.5
Cash from operations	(3.7)
Working Capital	4.9
Property, plant & equipment	(6.7)
Deferred Stripping	(4.1)
Shares issued	0.1
Reduction of Debt	(1.2)
Bonding Requirements	(0.4)
Closing cash & investments at September 30, 2004	1.4

The Company maintains restricted cash accounts for its reclamation obligations at Florida Canyon and Montana Tunnels.  At the end of the third quarter 2004, these accounts totaled $9.0 million (including $0.8 million in prepaid reclamation insurance).

Fourth Quarter External Financing.

The Company is pleased to report that it closed on a US $3.0 million private placement bridge facility in October 2004, as well as a private placement special note and warrant financing for aggregate gross proceeds of US $10.5 million in November 2004. This financing is expected to facilitate our development well into next fiscal year. The bridge facility was paid off out of the private placement of special notes and special warrants. The Company received net proceeds from the above offerings of approximately $8.6 million (approximately $2.6 million in net proceeds from the bridge facility and net proceeds of approximately $6.0 million from the private placement of special notes and warrants, after all expenses and the repayment of the bridge facility).

The amounts from the above mentioned financing will be used for capital and development programs at Montana Tunnels of $2.5 million, the Standard Mine of $2.0 million, the Black Fox project of $4.2 million and Huizopa exploration of $1.5 million as well as general corporate purposes.

Gold Hedge

During 2003, as part of the credit facility with Standard Bank London Limited, the Company entered into hedging contracts for gold in the aggregate amount of 100,000 ounces involving the use of puts and calls.  During 2004, the hedge position was reduced by 51,862 ounces, leaving a balance outstanding as at September 30, 2004 of 28,000 ounces with a mark to market loss of $2.1 million. This position will be terminated at the end of April of 2005.

About the Company

Apollo Gold is a gold mining company with operating mines in Nevada and Montana and an advanced stage development project, Black Fox, along the productive Destor-Porcupine Fault east of the Timmins Gold Camp in Ontario, Canada. Apollo recently started a new exploration project in the Sierra Madre Mountains of Mexico on a project referred to as Huizopa.

Contact Information:

Investor Relations:

Dave Young

VP Business Development
720-886-9656 ext. 55
Toll Free: 1-877-465-3484

E-mail: info@apollogold.com        Web site: www.apollogold.com

FORWARD-LOOKING STATEMENTS

This press release includes certain “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements regarding potential mineralization, reserves, exploration results, construction and completion, and production dates and amounts, and future plans and objectives of Apollo Gold, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from these forward-looking statements include: the results of independent Canadian NI 43-101 reports, the outcome of assays and additional exploration sampling and drilling efforts, delay in permits or approvals, technical, permitting, mining, or processing problems or issues, construction delays at the Standard Mine, the availability of funding on acceptable terms for the future exploration and development of Apollo Gold mines and projects, unanticipated drilling problems or costs, variations in ore grade, the market price of gold, and other factors disclosed under the heading “Risk Factors” and elsewhere in Apollo Gold documents filed from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities.

APOLLO GOLD CORPORATION
Consolidated Balance Sheets
(In thousands of United States dollars)

	September 30,	December 31,
	2004	2003
ASSETS	(Unaudited)	(Audited)

CURRENT
Cash and cash equivalents	$1,414	$25,851
Short-term investments	-	5,855
Accounts receivable	1,543	4,647
Prepaids	510	552
Broken ore on leach pad	12,403	9,594
Inventories (Note 4)	3,297	2,839
	19,167	49,338
BROKEN ORE ON LEACH PAD	2,363	1,827
PROPERTY, PLANT AND EQUIPMENT (Note 5)	52,659	38,519
DEFERRED STRIPPING COSTS	35,479	24,033
RESTRICTED CERTIFICATE OF DEPOSIT AND
OTHER ASSETS	8,997	6,893
	$118,665	$120,610

LIABILITIES

CURRENT
Accounts payable	$9,959	$5,848
Accrued liabilities	2,850	2,781
Notes payable	2,992	4,117
Property and mining taxes payable	1,081	1,080
	16,882	13,826
NOTES PAYABLE AND LONG-TERM LIABILITY	1,525	3,275
ACCRUED SITE CLOSURE COSTS	22,947	21,619
	41,354	38,720

CONTINUING OPERATIONS (Note 1)
COMMITMENTS AND CONTINGENCIES (Note 9)

SHAREHOLDERS' EQUITY

Share capital (Note 6)	134,958	120,624
Issuable common shares	231	231
Contributed surplus (Note 6)	8,147	7,172
Deficit	(66,025)	(46,137)
	77,311	81,890
	$118,665	$120,610

The accompanying notes are an integral part of these interim consolidated financial statements.

APOLLO GOLD CORPORATION
Consolidated Statements of Operations and Deficit
(In thousands of United States dollars, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003

REVENUE
Revenue from sale of minerals	$12,720	$20,098	$45,904	$46,025

OPERATING EXPENSES
Direct operating costs	14,489	16,293	47,887	36,965
Depreciation and amortization	1,292	1,449	3,894	4,226
General and administrative expenses	1,087	1,088	4,325	3,360
Stock-based compensation	388	20	487	361
Accretion expense	783	320	1,474	960
Royalty expense	133	237	507	687
Exploration and business development	515	52	774	2,052
	18,687	19,459	59,348	48,611
OPERATING (LOSS) INCOME	(5,967)	639	(13,444)	(2,586)
OTHER INCOME (EXPENSES)
Interest income	10	10	261	58
Interest expense	(80)	(127)	(287)	(444)
Foreign exchange (loss) gain and other	(79)	(139)	(567)	516
NET (LOSS) INCOME FOR THE PERIOD	(6,116)	383	(14,037)	(2,456)
DEFICIT, BEGINNING OF PERIOD	(59,909)	(46,790)	(46,137)	(43,951)
CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING POLICY (Note 3 (a))	-	-	(5,851)	-
ADJUSTED OPENING BALANCE	(59,909)	(46,790)	(51,988)	(43,951)
DEFICIT, END OF PERIOD	$(66,025)	$(46,407)	$(66,025)	$(46,407)

NET (LOSS) INCOME PER SHARE,
BASIC AND DILUTED	$(0.08)	$0.01	$(0.18)	$(0.05)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	79,617,391	49,843,353	77,924,423	48,480,820

APOLLO GOLD CORPORATION
Consolidated Statements of Cash Flows
(In thousands of United States dollars)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003

OPERATING ACTIVITIES
Net (loss) income for the period	$(6,116)	$383	$(14,037)	$(2,456)
Items not affecting cash
Depreciation and amortization	1,292	1,449	3,894	4,226
Stock-based compensation	388	20	487	361
Accretion expense	783	320	1,474	960
Other	(33)	85	(146)	(84)
Gain on sale of property, plant and equipment	-	(41)	-	(41)
Net change in non-cash operating working
capital items	4,851	(630)	3,524	(1,196)
	1,165	1,586	(4,804)	1,770

INVESTING ACTIVITIES
Property, plant and equipment expenditures	(6,680)	(4,288)	(17,587)	(6,733)
Proceeds from disposals of property, plant and equipment	-	172	-	172
Deferred stripping costs	(4,097)	(447)	(11,446)	(4,844)
Short-term investments	7,446	-	5,855	-
Restricted Certificate of Deposit and other assets	(394)	(214)	(2,104)	(1,097)
	(3,725)	(4,777)	(25,282)	(12,502)

FINANCING ACTIVITIES
Proceeds from exercise of warrants and options	71	35,129	8,931	37,912
Acquisition and cancellation of shares	-	-	(48)	-
Payments of notes payable	(1,150)	(936)	(3,234)	(2,762)
	(1,079)	34,193	5,649	35,150
NET (DECREASE) INCREASE IN CASH	(3,639)	31,002	(24,437)	24,418
CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	5,053	1,842	25,851	8,426
CASH AND CASH EQUIVALENTS,
END OF PERIOD	$1,414	$32,844	$1,414	$32,844

SUPPLEMENTAL CASH FLOW INFORMATION:

Interest paid	$80	$127	$287	$444
Income taxes paid	$-	$-	$-	$-